Exhibit 21.1

March 1, 2014

From: Management

Re: Subsidiary List

NAS listing of subsidiaries

1.)	Intuitive System Solutions – DORMANT
2.)	Intecon – DORMANT
3.)	JD Field Services – ACTIVE